Exhibit 99.1

Ironclad Performance Wear’s CEO, Scott Jarus, Resigns

LOS ANGELES, CA – September 27, 2013 – Ironclad Performance Wear Corporation (ICPW.OB), the recognized leader in high-performance task-specific gloves, announced that its Chairman and Chief Executive Officer, Scott Jarus, has resigned effective today after close of business. He will remain a member of the Company’s Board of Directors.

Mr. Jarus began his association with Ironclad when he joined the Board of Directors in May 2006, and was asked to take on the CEO role in May 2009 to facilitate the turn-around of the Company. On its earnings call held on August 7th, the Company announced that it had begun a search for a new CEO following Mr. Jarus’ announcement that the turn-around was essentially complete and that he did not wish to continue in the CEO role. Mr. Jarus’ strengths are in general business, operations and finance, particularly in the communications and technology sectors. The Company has engaged a nationally recognized executive recruiting firm, and is looking to bring someone new into the CEO position with skills and experience in apparel, safety, industrial supply and/or branded consumer products.

“It has been my pleasure and honor to lead the Ironclad team over the past four years.” said Mr. Jarus. “The Company is on solid financial and operational ground, so it is now time to turn the company over to someone with relevant experience within Ironclad’s market segments.”

The Company hopes to have a new CEO in place by the beginning of the year, and in the interim, Mr. Jarus’ responsibilities are being allocated to other members of the management team, with hands-on oversight from the Board of Directors.

About Ironclad Performance Wear Corporation

Ironclad Performance Wear is a leader in high-performance task-specific work gloves. It created the performance work glove category in 1998, and continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for industries such as oil & gas extraction; automotive; and police, fire, first-responder and military. Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad's gloves and apparel are available through industrial suppliers, hardware stores, home centers, lumber yards, and sporting goods retailers nationwide; and through authorized distributors in North America, Europe, Australia and Asia.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.

Contacts

Tom Kreig

tomk@ironclad.com

(310) 643-7800 x114